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                                                                       EXHIBIT 6
MORGAN STANLEY

                                                   MORGAN STANLEY & CO.
                                                   INCORPORATED
                                                   1251 AVENUE OF THE AMERICAS
                                                   NEW YORK, NEW YORK 10020
                                                   (212) 703-4000

                                                   April 2, 1995

Board of Directors
E-Systems, Inc.
6250 LBJ Freeway
Dallas, Texas 75266

Members of the Board:

We understand that E-Systems, Inc. ("E-Systems" or the "Company"), Raytheon Company ("Raytheon") and RTN Acquisition Corp., a wholly owned subsidiary of Raytheon ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of the date hereof, (the "Merger Agreement") which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $1.00 per share (the "Common Stock") of E-Systems for $64.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into E-Systems. Pursuant to the Merger, E-Systems will become a wholly owned subsidiary of Raytheon and each outstanding share of Common Stock, other than shares held in treasury or held by Raytheon or any affiliate of Raytheon or as to which dissenters' rights have been perfected, will be converted into the right to receive $64.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders other than Raytheon and its affiliates.

For purposes of the opinion set forth herein, we have:

  (i) analyzed certain publicly available financial statements and other information of the Company;

  (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  (iii) analyzed certain financial projections prepared by the management of the Company;

  (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (v)    reviewed the reported prices and trading activity for the Common Stock;

  (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (viii) reviewed the Merger Agreement; and

  (ix)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we
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have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of all or any part of the Company or any of its assets nor did we participate in discussions and negotiations among representatives of the Company, Raytheon and their financial and legal advisors. Furthermore, we did not participate in discussions and negotiations with any of the parties, other than Raytheon, which may have expressed interest in the possible acquisition of all or any part of the Company or any of its assets or constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders other than Raytheon and its affiliates.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By:  /s/ James B. Stynes
                                            ------------------------------------
                                            JAMES B. STYNES
                                            MANAGING DIRECTOR

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